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                                                                   EXHIBIT 10.26

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


          Koll Management Services, Inc. ("Koll"), a Delaware corporation, located at 4343 VonKarman Avenue, Newport Beach, California, hereinafter referred to as the Employer, and Richard G. Wollack, who resides at 3464 Clay Street, San Francisco, California, hereinafter referred to as the Employee, in consideration of the mutual promises made herein, agree as follows:


                         ARTICLE 1.  DATE OF EMPLOYMENT

          Section 1.01 Employer hereby employs Employee and Employee hereby accepts employment with Employer. Employment will begin within 15 days if and after the "Closing" takes place under the Asset Purchase Agreement being signed by Employer, Liquidity Financial Group, L.P. ("LFG") and certain affiliates of LFG (the "Asset Purchase Agreement").


                 ARTICLE 2.  DUTIES AND OBLIGATION OF EMPLOYEE

                        Title and Description of Duties

          Section 2.01 Employee shall serve as Executive Vice President and Chief Financial Officer of Employer. Employee's responsibilities shall include management of Employer's INDEX business and Employer's T.R.E.E.S. business. Employee shall do and perform all services, acts, or things necessary or reasonable to fulfill the duties of a corporate Executive Vice President and Chief Financial Officer. However, Employee shall at all times be subject to the direction of the President, and to the policies established by the Board of Directors, of Employer.


                 Loyal and Conscientious Performance of Duties

          Section 2.02 Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this agreement.


                 Devotion of Entire Time to Employer's Business

          Section 2.03 (a) During the term of this agreement, Employee shall not engage in any other business duties or pursuits whatsoever. Furthermore, during the term of this agreement, Employee shall not, whether directly or indirectly, render any services of a
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commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's President. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement.

          (b) This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.


                             Competitive Activities

          Section 2.04 During the term of this agreement and in consideration for Employers entering into the Asset Purchase Agreement of even date herewith Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer. Passive investments in public entities not exceeding two percent of the total equity of such entities shall be excluded from this prohibition.

          Section 2.05 This Section 2.05 relates to Employee's activities after his employment with Employer terminates. Employee is agreeing to this Section
2.05 as partial consideration for Employer's entering into the Asset Purchase Agreement.

          (a) This Section 2.05 sets forth different rules for each of two types of employment termination. One type (termination for "cause") means either that
(i) Employer terminates Employee due to Employee's gross negligence or intentional misconduct or (ii) Employee resigns, but not after Employer materially reduces Employee's responsibilities, requires that Employee move out of the San Francisco Bay Area or materially breaches this agreement. The other type (termination for "other than cause") means either that (i) Employer terminates Employee other than due to Employee's gross negligence or intentional misconduct or (ii) Employee resigns after Employer materially reduces Employee's responsibilities, requires that Employee move out of the San Francisco Bay Area or materially breaches this agreement.

          (b) This Section 2.05 relates to four types of post-employment activities by Employee, namely: (i) competing with the INDEX business (the "INDEX Business"); (ii) competing with the T.R.E.E.S. business (the "T.R.E.E.S. Business"); (iii) organizing new real estate investment trusts using (in whole or in part) properties contributed by pension

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funds or similar institutions (the "REIT Amalgamation Business") and (iv)
soliciting employees of Employer to join or otherwise render services to another entity ("Employee Solicitation").

          (c) If Employee's employment terminates for cause:


          (i) For one year after that termination, Employee shall not engage in the INDEX Business, the T.R.E.E.S. Business or the REIT Amalgamation Business with respect to any entity which is an investment advisory client of Employer at the time of that termination. "Investment advisory" services shall not include other activities of Employer (for example, Employer's property management activities).

          (ii)  For an additional two years after that termination (i.e., for a
                                                                    - -
          total of three years after the employment termination), Employee shall not engage in: (X) the INDEX Business with respect to any entity which subscribes to the INDEX at the time of that termination; (Y) the T.R.E.E.S. Business with respect to any entity that is a client of Employer's T.R.E.E.S. Business at the time of that termination or (Z) the REIT Amalgamation Business at the time of that termination.

          (iii) For three years after that termination, Employee shall not engage in any Employee Solicitation.


          (d) If Employee's employment terminates for other than cause:


          (i) For three years after that termination, Employee shall not engage in the INDEX Business with respect to any entity which subscribes to the INDEX at the time of that termination.

          (ii) For one year after that termination, Employee shall not engage in: (x) the T.R.E.E.S. Business with respect to any entity that is a client of Employer's T.R.E.E.S. Business at the time of that termination or (y) the REIT Amalgamation Business with respect to any entity that is a client of Employer's REIT Amalgamation Business at the time of that termination.

          (iii) For one year after that termination, Employee shall not engage in any Employee Solicitation.

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          (e) This Section 2.05 shall not apply to:


          (i) The INDEX Business if and after Employer sells or otherwise disposes of the INDEX Business or otherwise discontinues the INDEX Business.

          (ii) The T.R.E.E.S. Business if and after Employer sells or otherwise disposes of the T.R.E.E.S. Business or otherwise discontinues the T.R.E.E.S. Business.

          (iii) The REIT Amalgamation Business if and after Employer sells or otherwise disposes of the REIT Amalgamation Business or otherwise discontinues the REIT Amalgamation Business.

          (iv) Any Employee Solicitation if and after the conditions set forth in clauses (i), (ii) and (iii) of this Subsection 2.05(e) are all true.


          (f) Except as explained in the next sentence, this Section 2.05 shall not prohibit Employee from competing with Employer with respect to any entity which is not now a client of Employer but which, after the date of this agreement, becomes a client of Employer because Employer or one of its affiliates acquires an ownership interest in, or any rights or other assets of, an entity which is not now an affiliate of Employer. However, if, after such an acquisition, the client in question:

          (i) begins subscribing to the INDEX, this paragraph (f) shall have no effect with respect to Employee's engaging in the INDEX Business;

          (ii) becomes a client of Employer's T.R.E.E.S. Business, this paragraph (f) shall have no effect with respect to Employee's engaging in the T.R.E.E.S. Business and

          (iii) becomes a client of Employer's REIT Amalgamation Business, this paragraph (f) shall have no effect with respect to Employee's engaging in the REIT Amalgamation Business.

          Section 2.06 In the event any of the provisions of this agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographic area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable and/or to the maximum extent in all

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other respects as to which it may be enforceable, all as determined by such court in such action.

          Section 2.07 Employee hereby represents and agrees that the services to be performed under the terms of this agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies which Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this agreement by Employee.


                  Special Rules Respecting LFG and Affiliates

          Section 2.08 (a) Before joining Employer, Employee devoted 15 years of professional efforts to LFG, predecessors of LFG and affiliates of LFG (collectively the "LFG Entities"). The LFG Entities engaged in a number of businesses and in the future (but to a lesser extent) will continue to engage in a number of businesses. Under the Asset Purchase Agreement, Employer is purchasing certain (but not all) of the assets and businesses of LFG. The Asset Purchase Agreement contains a non-competition covenant that limits the future business activities of LFG.

          (b) Employee is a general partner of a number of the LFG Entities which are partnerships and a director or officer (or both director and officer) of a number of the LFG Entities which are corporations. Employee has and will continue to have duties in these capacities. In addition, Employee is a major equity holder in a number of the LFG Entities.

          (c) Employer acknowledges and agrees that Employee may continue to serve in these various roles with the LFG Entities, even while he is employed by Employer. This means that, from time to time, Employee will devote some of his professional time to discharging his duties in these roles. In addition, Employee will remain an equity holder in the LFG Entities that will continue to engage in various businesses including businesses that may compete with present or future businesses of Employer, although not businesses that are prohibited by the non-competition provisions of the Asset Purchase Agreement.

          (d) Employee shall cause his activities on behalf of the LFG Entities not to interfere materially with the services he renders to Employer.

          (e) This Section 2.08 shall in all respects prevail over all inconsistent provisions set forth in Sections 2.03, 2.04, 2.05 and any other sections of this agreement.

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                                 Trade Secrets

          Section 2.09 (a) The parties acknowledge and agree that during the term of this agreement and in the course of the performance of his duties hereunder, Employee will have access to and become acquainted with information concerning the operations of Employer, including without limitation financial, personnel, sales, planning, and other information that is owned by Employer and regularly used in the operation of Employer's business and that this information constitutes Employer's trade secrets.

          (b) Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment with Employer.

          (c) Employee further agrees that, subject to the other provisions of this agreement, all files, records, documents, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior consent of Employer's President.

          (d) This Section 2.09 is subject to the License Agreement that Employer and LFG are signing at the closing under the Asset Purchase Agreement (the "License Agreement").


                      ARTICLE 3.  OBLIGATIONS OF EMPLOYER

                              General Description

          Section 3.01 Employer shall provide Employee with compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.


                                Office and Staff

          Section 3.02 Employer shall provide Employee with a private office in Newport Beach and, in both Newport Beach and Emeryville, clerical support, office equipment and supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties. If Employee so desires, Employee's Executive Assistant in Emeryville shall be Patti Mervak.

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                     Indemnification of Losses of Employee

          Section 3.03 To the maximum extent permitted by law, Employer shall indemnify Employee and hold Employee harmless from and against all losses, damages, claims, judgments, settlements, costs and expenses (including, without limitation, all attorneys' fees and costs and other costs of defense, all of which Employer shall advance to Employee on a current basis) arising out of or otherwise in connection with Employee's acts or omissions in any capacity in which Employee, from time to time, serves Employer or serves any of Employer's affiliates.


                      ARTICLE 4.  COMPENSATION OF EMPLOYEE

                                 Annual Salary

          Section 4.01 As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate per annum of $250,000 payable in equal semi-monthly installments of $10,416.66 on the fifteenth (15th) and final days of each month during the period of employment, prorated for any partial employment period. (The payday schedule may be changed in the sole discretion of the Employer.)


                                Tax Withholding

          Section 4.02 Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


                        ARTICLE 5.  EMPLOYEE INCENTIVES

                               Incentive Program

          Section 5.01 (a) Employee shall be entitled to incentive compensation for each of Employer's fiscal years or partial fiscal years during which Employee is employed by Employer, equal to the greatest of these three elements:

          1) 1.5% of Employer's consolidated EBIDTA above $10 Million for such fiscal year;

          2) 25% (but in no case more than $150,000) of profits, if any, from the INDEX for such fiscal year; and

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          3)  25% (but in no case more than $150,000) of profits, if any, from the INDEX and TREES (combined) for such fiscal year.

         (b) Incentive compensation shall be prorated for partial fiscal years (both at the beginning and the end of Employee' s employment). EBIDTA and profits shall be calculated as of March 31 of each year. Incentive compensation shall be paid no later than June 15 of each year.

         (c) For purposes of calculating incentive compensation: (i) EBIDTA shall mean earnings before interest, depreciation, taxes and amortization; (ii) profits from the INDEX shall equal Net Operating Income as defined and calculated in accordance with the Asset Purchase Agreement; (iii) TREES shall have the meaning set forth in the Asset Purchase Agreement and (iv) profits from TREES shall equal all revenues from TREES activities minus the direct expenses associated with those activities and before any taxes. Except (in the case of profits from the INDEX) as otherwise provided in the Asset Purchase Agreement, all calculations shall be made in accordance with the accounting principles normally used by Employer. If, as a result of any reorganization or other transaction, any entities or businesses that are currently included in Employer's consolidated financial statements cease to be so included but continued to be owned or operated by any affiliate of Employer, the financial results of those entities or businesses shall continue to be included in the calculations used to determine Employee's incentive compensation.


                         ARTICLE 6.  EMPLOYEE BENEFITS

                                Annual vacation

          Section 6.01 Employer's Vice Presidents and above are not covered by Employer's standard vacation accrual policy. Employee shall determine his own vacation schedule subject, however, to approval by Employer's President. That approval shall not be unreasonably withheld. No vacation pay is payable on termination.

                                    Illness

          Section 6.02 After Employee completes a two-month orientation period, Employer will provide Employee with ten sick days per calendar year. Each year thereafter, Employee will be provided with ten sick days. Unused sick days at the end of each calendar year will be carried over into a medical leave bank for use during a major illness or injury. The maximum number of sick days in the bank is 30 days.

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                             Group Life Insurance

          Section 6.03 Employer agrees to include Employee under Employer's group life insurance coverage. Employee is eligible for voluntary life insurance coverage at his election.


                            Group Medical Insurance

          Section 6.04 Employee is eligible to participate in Employer's group medical coverage.


                                Dental Coverage

          Section 6.05 Employee is eligible to participate in Employer's group dental coverage.


                         Long Term Disability Coverage

          Section 6.06 Employee is eligible for Long Term Disability (LTD) insurance coverage. Employee is eligible for additional voluntary LTD at his election.


                             Other Fringe Benefits

          Section 6.07 Employee shall be eligible for any additional fringe benefits that Employer chooses to make generally available, from time to time, to its Vice Presidents or to its other Executive Vice Presidents.


                         ARTICLE 7.  BUSINESS EXPENSES

                               Business Expenses

          Section 7.01 (a) Employer shall reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer, including expenditures for entertainment, gifts, and travel.

          (b) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state

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statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

          (c) Employer acknowledges that Employee may reside in the San Francisco Bay Area. During the first 18 months of Employee's employment, Employer shall reimburse Employee for his reasonable housing and transportation expenses incurred in traveling back and forth between San Francisco and Employer's headquarters and also automobile transportation in Southern California while Employee is in Southern California. During the initial 18 months, Employer shall also reimburse six round trip airfares for Employee's spouse. After 18 months, Employer and Employee will agree whether Employee's primary residence requires his relocation to Employer's headquarters. If Employee is asked to relocate to Employer's headquarters, he may nevertheless choose to continue to reside in the San Francisco Bay Area, but in that case Employer shall no longer be required to reimburse Employee's transportation and housing expenses associated with travel to and from Employer's headquarters.


                     ARTICLE 8.  TERMINATION OF EMPLOYMENT

                              Termination at Will

          Section 8.01 Employee is employed "at will". That means that either Employee or Employer may terminate Employee's employment at any time with or without notice or cause.


                             Effect on Compensation

          Section 8.02 Notwithstanding the above, if Employee's employment terminates for other than cause (see Section 2.05) at any time during the first five years after Employee commences employment with Employer, Employee shall be paid a severance amount equal to the most recent anniversary year's (anniversary of Employee's hire date) total compensation, but in no event less than $250,000.


                             Transfer of the INDEX

          Section 8.03 If, at any time during the first five years after Employee's employment with Employer commences, Employee's employment terminates other than for cause, Employee shall have an opportunity to acquire the assets and business of the INDEX, as that business may have evolved, unless LFG then owns those assets and that business. If and when Employee exercises that option, Employer shall assign to Employee Employer's rights under Section 1.7 of the Asset Purchase Agreement.

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          Section 8.04 If Employee exercises his right, if any, to acquire the assets and business of the INDEX, Employee shall pay for the INDEX as follows:
(a) Employee shall assume Employer's obligation to pay LFG the Deferred Portion (as defined in Section 1.2 of the Asset Purchase Agreement) to the extent not previously paid; (b) Employee shall assume Employer's obligations to distribute copies of all INDEX publications that are first required to be distributed after Employee's acquisition of the assets and business of the INDEX is completed and
(c) if the termination of Employee's employment occurs during the last two years of the five-year period referred to in Section 8.03 of this agreement, Employee shall pay Employer an amount in cash equal to (i) $600,000 plus (ii) the total amount of the Deferred Portion that Employer previously paid LFG minus (iii) Employer's cash flow from the INDEX that Employer did not pay to LFG.

          Section 8.05 After termination of employment under circumstances in which Employee shall have the right to acquire the INDEX, Employee may select a business appraiser, reasonably satisfactory to Employer, who shall evaluate the INDEX assets and business. Within 15 days after that evaluation has been communicated to Employer and Employee in writing, Employee shall notify Employer whether he will acquire the assets and business of the INDEX. If he elects to acquire them, Employer and Employee shall cooperate, in good faith, promptly to complete the transfer of the assets and business of the INDEX. In reporting the transaction on their respective income tax returns, both Employer and Employee shall use the appraiser's valuation of those assets and business.


                        ARTICLE 9.  EQUITY ARRANGEMENTS

                                  Stock Option

          Section 9.01 On the day Employee's employment commences, Employer shall grant Employee a stock option on 20,000 shares of common stock of KMS Holding Corporation ("KMS"). The option shall: (a) have an exercise price of $10.00 per share; (b) have such other material terms and conditions (for example, regarding the duration of the option and the vesting schedule and vesting criteria) as have been included in options granted to other members of Employer's senior management team and (c) shall otherwise have the terms and conditions set forth in, and shall be memorialized in a stock option agreement in the form of, Exhibit A to this agreement.
                ---------

                                 Stock Purchase

          Section 9.02 During the 90 days after Employee's employment commences, Employee shall be entitled to purchase up to an additional 10,000 shares of KMS's common stock for $10 per share under KMS's 1994 Employee Stock Subscription Plan and in accordance with the form of Stock Subscription Agreement attached to this agreement as

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Exhibit B.  If Employee chooses to purchase any such shares, he may elect to pay
- ---------
half of the purchase price by means of a Secured Promissory Note in the form of Exhibit C to this agreement, in which case he will secure that note in
- ---------
accordance with a Stock Pledge Agreement in the form of Exhibit D to this
                                                        ---------
agreement.


                        ARTICLE 10.  GENERAL PROVISIONS

                                   Assignment

          Section 10.01 Neither this agreement nor any of the rights or obligations hereunder may be assigned by Employee without the prior written consent of Employer, nor by Employer without the prior written consent of Employee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other person shall have any right, benefit or obligation hereunder.


                                    Notices

          Section 10.02 Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt. Mailed notices shall be deemed communicated as of the date of mailing.


                                  Arbitration

          Section 10.03 (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

          (b) Employer and Employee shall each appoint one person to hear and determine the dispute. Those two persons shall attempt to appoint a third arbitrator. If they fail to do so within 15 days after the last of Employer and Employee has appointed an arbitrator, then, at the request of either party, the third arbitrator shall be selected by the American Arbitration Association. Any decision of the majority of the arbitrators shall be final and conclusive upon both parties.

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          (c) The fees of the arbitrators shall be borne by the losing party or in such proportions as the arbitrators decide.


                           Attorneys' Fees and Costs

          Section 10.04 In any proceeding brought to enforce or interpret the terms of this agreement, the party that substantially prevails shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire agreement.


                                Entire Agreement

          Section 10.05 This agreement (including its four exhibits), the Asset Purchase Agreement and the License Agreement Supersede any and all other agreements, whether oral or in writing, with respect to their subject matter, and contain all of the covenants and agreements with respect to that subject matter. Each party to this agreement acknowledges that no representations, inducement, promises, or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Asset Purchase Agreement, and that no other agreement, statement, or promise not contained in this agreement, the Asset Purchase Agreement or the License Agreement shall be valid or binding.


                                 Modifications

          Section 10.06 Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.


                                Effect of waiver

          Section 10.07 The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power at any other time or times.

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                              Partial Invalidity

          Section 10.08 If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.



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

                            Law Governing Agreement

          Section 10.09 This agreement shall be governed by and construed in accordance with the laws of the State of California.

EMPLOYER

KOLL MANAGEMENT SERVICES, INC.


By:  __________________________________


EMPLOYEE


_______________________________________
Richard G. Wollack


          The undersigned agrees to be bound by Sections 9.01 and 9.02 of this Agreement.


KMS HOLDING CORPORATION


By:  __________________________________

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